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             EXHIBIT 15.1 -- INDEPENDENT ACCOUNTANTS' REVIEW REPORT


Board of Directors
Price Enterprises, Inc.


We have reviewed the accompanying consolidated balance sheet of Price Enterprises, Inc., as of June 4, 1995 and the related consolidated statements of income for the twelve and forty week periods ended June 4, 1995 and June 5, 1994, and the consolidated statements of cash flows for the forty week periods ended June 4, 1995 and June 5, 1994. These financial statements are the responsibility of the Company's management.

We conducted our reviews in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data, and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the consolidated financial statements referred to above for them to be in conformity with generally accepted accounting principles.



ERNST & YOUNG LLP
June 20, 1995